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               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use in the Registration Statements on Form SB-2, of our report dated March 7, 2000, relating to the Audit on the consolidated financial statements of Kaleidoscope Media Group, Inc. and subsidiaries. We also consent to the reference to our Firm under the caption "Experts" in the prospectuses.


/s/ Liebman Goldberg & Drogin
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New York, New York
August 7, 2000